Exhibit 10.1

June 21, 2017

MAZ Partners LP

1130 Route 46, Suite 22

Parsippany, New Jersey 07054

Attention: Walter Schenker

Re:	Side Letter to extend Maturity Date of Unsecured Convertible Promissory Note

To MAZ Partners LP:

Reference is made to that certain First Amendment to Unsecured Convertible Promissory Note (the “Note Amendment”) dated as of January 17, 2017, by and among Transgenomic, Inc. (the “Company”) and MAZ Partners LP (“MAZ”) which, among other things, extended the original Maturity Date of the Unsecured Convertible Promissory Note (the “Note”) issued by the Company to MAZ on January 20, 2015. All capitalized terms used herein, but not specifically defined herein, shall have the meanings provided for such terms in the Note Amendment and the Note, as applicable.

Pursuant to Section 1(a) of the Note Amendment, two-thirds of the outstanding principal amount of the Note became due and payable on June 16, 2017 (the “Original Deferred Maturity Date”). The Company failed to pay the amount due on the Note on the Original Deferred Maturity Date.

Section 4 of the Note provides that if the Company fails to make any payment (whether principal, interest or otherwise) under the Note within 10 days of when such payment is due, such failure to pay would constitute an Event of Default thereunder (the “Prospective Event of Default”). MAZ hereby waives the Prospective Event of Default and agrees that the Company’s failure to make the required payments under the Note as described above and in accordance with Section 1(a) of the Note Amendment on the Original Deferred Maturity Date shall not constitute an Event of Default under the Note.

MAZ and the Company agree, effective as of the date hereof, that Sections 2(a) and 2(b) of the Note shall be amended and restated as follows:

“2. PAYMENT

“(a) Principal. If not otherwise repaid pursuant to Section 2(e) below or converted pursuant to Section 3 below, (i) two-thirds of the outstanding principal amount of this Note shall be due and payable on the first to occur of (1) the closing of a public offering by the Company of either common stock, convertible preferred stock or convertible preferred notes or (2) August 16, 2017 (such applicable date, the “Deferred Maturity Date”) and (ii) the remaining one-third of the outstanding principal amount of this Note shall be due and payable on the sixth month anniversary of the Deferred Maturity Date (the “Extended Maturity Date”).

June 21, 2017

(b)   Interest. All accrued and unpaid interest on the outstanding principal amount of this Note shall be due and immediately payable on the first to occur of (1) the Extended Maturity Date or (2) upon the conversion of this Note in accordance with the terms of Section 3 below, in which case such interest shall be payable solely in shares of Common Stock.

This letter shall not be deemed to waive any other covenant or any other provisions of the Note or any other non-compliance by the Company with the Note, whether or not the events, facts or circumstances giving rise to such non-compliance existed on or prior to the date hereof. Except as expressly modified by this letter, the Note shall remain in full force and effect pursuant to its terms. The Company hereby ratifies and reaffirms its indebtedness, duties and obligations under the Note, as modified or amended by this letter.

This letter shall be enforced, governed and construed in all respects in accordance with the laws of the State of New York, as such laws are applied by the New York courts to agreements entered into and to be performed in New York by and between residents of New York.

(Signature pages follow)

June 21, 2017

Very truly yours,

Transgenomic, Inc.

By:	/s/ Paul Kinnon
Paul Kinnon
President and Chief Executive Officer

ACCEPTED AND AGREED TO:

MAZ Partners LP

By:	Walter Schneker
	Name:	Walter Schneker
	Title:	Principal